SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 5)(1)


                           Mutual Risk Management Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $0.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    628351108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 628351108
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Deltec Asset Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     8,073,300

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     8,073,300

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     8,073,300

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     19.39%

12.  TYPE OF REPORTING PERSON*

     IA, CO, BD

________________________________________________________________________________

CUSIP No. 628351108
          ---------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Peter Coolidge

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,238,850

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,238,850

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,238,850

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.38%

12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________

CUSIP No. 628351108
          ---------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Deltec Special Situations Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,088,850

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,088,850

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,088,850

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.02%

12.  TYPE OF REPORTING PERSON*

     PN
________________________________________________________________________________

CUSIP No. 628351108
          ---------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Squam Ventures, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,088,850

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,088,850

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,088,850

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.02%

12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________

CUSIP No. 628351108
          ---------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Deltec Recovery Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,288,500

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,288,500

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,288,500

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.90%

12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________

CUSIP No. 628351108
          ---------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Deltec Partners, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,288,500

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,288,500

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,288,500

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.90%

12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________

CUSIP No.   628351108
            ---------


Item 1(a).  Name of Issuer:


            Mutual Risk Management Ltd.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            44 Church Street
            Hamilton HM12
            Bermuda
            ____________________________________________________________________


Item 2(a).  Name of Persons Filing:


            Deltec Asset Management, LLC
            Deltec Special Situations Partners, L.P.
            Squam Ventures, LLC
            Deltec Recovery Fund, L.P.
            Deltec Partners, LLC
            Peter Coolidge
            ____________________________________________________________________

Item 2(b). Address of Principal Business Office, or if None, Residence of Persons Filing:


            623 Fifth Avenue, 28th Floor, New York, New York 10022
            ____________________________________________________________________

Item 2(c).  Citizenship:


            Deltec Asset Management, LLC - Delaware
            Deltec Special Situations Partners, L.P.  - Delaware
            Squam Ventures, LLC - Delaware
            Deltec Recovery Fund, L.P. - Delaware
            Deltec Partners, LLC - Delaware
            Peter Coolidge - USA
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


            Common Stock, par value $0.01 per share
            ____________________________________________________________________

Item 2(e).  CUSIP Number:


            628351108
            ____________________________________________________________________


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

            Deltec Asset Management, LLC - 8,073,300
            Deltec Special Situations Partners, L.P. - 2,088,850
            Squam Ventures, LLC - 2,088,850
            Deltec Recovery Fund, L.P. - 3,288,500
            Deltec Partners, LLC - 3,288,500
            Peter Coolidge - 2,238,850
          ______________________________________________________________________

     (b)  Percent of class:

            Deltec Asset Management, LLC - 19.39%
            Deltec Special Situations Partners, L.P. - 5.02%
            Squam Ventures, LLC - 5.02%
            Deltec Recovery Fund, L.P. - 7.90%
            Deltec Partners, LLC - 7.90%
            Peter Coolidge - 5.38%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote

            Deltec Asset Management, LLC - 0
            Deltec Special Situations Partners, L.P. - 0
            Squam Ventures, LLC - 0
            Deltec Recovery Fund, L.P. - 0
            Deltec Partners, LLC - 0
            Peter Coolidge - 0

                                                         ______________________,


          (ii)  Shared power to vote or to direct the vote

            Deltec Asset Management, LLC - 8,073,300
            Deltec Special Situations Partners, L.P. - 2,088,850
            Squam Ventures, LLC - 2,088,850
            Deltec Recovery Fund, L.P. - 3,288,500
            Deltec Partners, LLC - 3,288,500
            Peter Coolidge - 2,238,850
                                                          _____________________,


          (iii) Sole power to dispose or to direct the disposition of

            Deltec Asset Management, LLC - 0
            Deltec Special Situations Partners, L.P. - 0
            Squam Ventures, LLC - 0
            Deltec Recovery Fund, L.P. - 0
            Deltec Partners, LLC - 0
            Peter Coolidge - 0

                                                          _____________________,

          (iv) Shared power to dispose or to direct the disposition of

            Deltec Asset Management, LLC - 8,073,300
            Deltec Special Situations Partners, L.P. - 2,088,850
            Squam Ventures, LLC - 2,088,850
            Deltec Recovery Fund, L.P. - 3,288,500
            Deltec Partners, LLC - 3,288,500
            Peter Coolidge - 2,238,850

                                                          _____________________.


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [_].

              N/A
         _______________________________________________________________________


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         _______________________________________________________________________


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         _______________________________________________________________________


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to Sec.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Sec.240.13d-1(c) or Sec.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         _______________________________________________________________________


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ______________________________________________________________________

Item 10.  Certifications.


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          February ___, 2009
                                        ----------------------------------------
                                                        (Date)

                                        DELTEC ASSET MANAGEMENT, LLC

                                        By:  /s/ Stephen Zuppello
                                             --------------------
                                                Stephen Zuppello
                                                Senior Managing Director


                                        DELTEC SPECIAL SITUATIONS PARTNERS, L.P.

                                        By:  Squam Ventures, LLC
                                             General Partner

                                        By:  /s/ Peter Coolidge
                                             --------------------
                                                Peter Coolidge
                                                Managing Member


                                        SQUAM VENTURES, LLC

                                        By:  /s/ Peter Coolidge
                                             --------------------
                                                Peter Coolidge
                                                Managing Member


                                        DELTEC RECOVERY FUND, L.P.

                                        By:  Deltec Partners, LLC
                                             General Partner

                                        By:  /s/ Stephen Zuppello
                                             --------------------
                                                Stephen Zuppello
                                                Senior Managing Director


                                        DELTEC PARTNERS, LLC

                                        By:  /s/ Stephen Zuppello
                                             --------------------
                                                 Stephen Zuppello
                                                 Senior Managing Director


                                        Peter Coolidge

                                        By:  /s/ Peter Coolidge
                                             ------------------


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                       Exhibit A

                                   AGREEMENT


     The undersigned agree that this Amendment No. 4 to Schedule 13G dated February ___,2009 relating to the Common Stock, par value $0.001 of Mutual Risk Management Ltd. shall be filed on behalf of the undersigned.

                                        DELTEC ASSET MANAGEMENT, LLC

                                        By:  /s/ Stephen Zuppello
                                             --------------------
                                                Stephen Zuppello
                                                Senior Managing Director


                                        DELTEC SPECIAL SITUATIONS PARTNERS, L.P.

                                        By:  Squam Ventures, LLC
                                             General Partner

                                        By:  /s/ Peter Coolidge
                                             --------------------
                                                Peter Coolidge
                                                Managing Member


                                        SQUAM VENTURES, LLC

                                        By:  /s/ Peter Coolidge
                                             --------------------
                                                Peter Coolidge
                                                Managing Member


                                        DELTEC RECOVERY FUND, L.P.

                                        By:  Deltec Partners, LLC
                                             General Partner

                                        By:  /s/ Stephen Zuppello
                                             --------------------
                                                Stephen Zuppello
                                                Senior Managing Director


                                        DELTEC PARTNERS, LLC

                                        By:  /s/ Stephen Zuppello
                                             --------------------
                                                Stephen Zuppello
                                                Senior Managing Director


                                        Peter Coolidge

                                        By:  /s/ Peter Coolidge
                                             --------------------



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